Exhibit 10.13
VITESSE ENERGY, INC.
LONG TERM INCENTIVE PLAN
PERFORMANCE STOCK UNIT GRANT NOTICE
(SENIOR MANAGEMENT)

Pursuant to the terms and conditions of the Vitesse Energy, Inc. Long Term Incentive Plan (the “Plan”), Vitesse Energy, Inc., a Delaware corporation (the “Company”), hereby grants to the individual listed below (“you” or the “Participant”) the number of Performance Stock Units (the “PSUs”) set forth below. This award of PSUs (this “Award”) is subject to the terms and conditions set forth herein and in the Performance Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Participant:
Date of Grant:
Award Type and Description:
This Award represents the right to receive shares of Stock in an amount up to 200% of the Target PSUs (defined below), subject to the terms and conditions set forth herein and in the Agreement.
Your right to receive settlement of this Award in an amount ranging from 0% to 200% of the Target PSUs shall vest and become earned and nonforfeitable upon (i) your satisfaction of the continued employment or service requirements described below under “Service Requirement” and (ii) the Committee’s certification of the level of achievement of the Performance Goal (defined below). The portion of the Target PSUs actually earned upon satisfaction of the foregoing requirements is referred to herein as the “Earned PSUs.”

Total Number of Performance Stock Units:	(the “Target PSUs”)
Performance Period:	The “Performance Period” is set forth on Exhibit B attached hereto.
Service Requirement:
Except as expressly provided in Section 4 of the Agreement, you must remain continuously employed by, or continuously provide services to, the Company or an Affiliate, as applicable, from the Date of Grant through the end of the Performance Period to be eligible to receive payment of this Award, which is based on the level of achievement with respect to the Performance Goal (as defined below).

Performance Goal:
Subject to the terms and conditions set forth in the Plan, the Agreement, and herein, the number of Target PSUs, if any, that become Earned PSUs during the Performance Period will be determined in accordance with Exhibit B attached hereto.
The “Performance Goal” for the Performance Period is based on the Company’s achievement with respect to the performance metrics described in Exhibit B attached hereto.

Settlement:	Settlement of the Earned PSUs shall be made in shares of Stock, which shall be delivered to you in accordance with Section 6 of the Agreement, or cash.

By your signature below, you agree to be bound by the terms and conditions of the Plan, the Agreement and this Performance Stock Unit Grant Notice (this “Grant Notice”). You acknowledge that you have reviewed the Agreement, the Plan, and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan, and this Grant Notice. You hereby agree to accept as binding, conclusive, and final all decisions or interpretations of the Committee regarding any questions or determinations that arise under the Agreement, the Plan, or this Grant Notice. This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.
[Signature Page Follows]
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IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, and the Participant has executed this Grant Notice, effective for all purposes as provided above.
    VITESSE ENERGY, INC.

    By:
    Name:    Robert W. Gerrity
    Title:    Chief Executive Officer

Signature Page to Performance Stock Unit
Grant Notice and Award Agreement

    PARTICIPANT

    Name: [FULL NAME]

    Date Accepted: __________________________
Signature Page to Performance Stock Unit
Grant Notice and Award Agreement

EXHIBIT A
PERFORMANCE STOCK UNIT AGREEMENT
This Performance Stock Unit Agreement (this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice to which this Agreement is attached by and between Vitesse Energy, Inc., a Delaware corporation (the “Company”), and [FULL NAME] (the “Participant”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.
1.Definitions. For purposes of this Agreement, the following terms shall have the meanings specified below.
(a)“Cause” means a reasonable determination by the Board that Participant (i) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of Participant’s duties with respect to any Company Entity, (ii) has refused without proper legal reason to perform Participant’s duties and responsibilities to any Company Entity, (iii) has materially breached any provision of this Agreement or any future written agreement or corporate policy or code of conduct that may be established (and as may be amended from time to time) by any Company Entity, (iv) has engaged in conduct that is materially injurious to any Company Entity, (v) has disclosed without specific authorization from the Company confidential information of any Company Entity that is materially injurious to any such Company Entity, (vi) has committed an act of theft, fraud, embezzlement, misappropriation or breach of a fiduciary duty to any Company Entity, (vii) has been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction), or (viii) has, directly or indirectly (through a failure to put in place and enforce appropriate compliance controls and procedures), violated, or there appears to be, after due inquiry, a reasonable basis to conclude that Participant has violated, the Foreign Corrupt Practices Act of 1977, as amended. Notwithstanding the foregoing, to the extent that any of the events, actions or breaches set forth in subclause (i), (ii), or (iii) of this definition are determined by the Committee to be able to be remedied or cured by the Participant, Cause shall not be deemed to exist unless the Participant fails to remedy or cure such event, action or breach within fifteen (15) days after the Participant receives Written Notice by the Company of such event, action or breach. “Written Notice” for the purposes of this paragraph shall mean delivery of a certified or registered letter to the Participant’s last known address or confirmed facsimile or e-mail transmission to the Participant.
(b)“Company Entity” means the Company and its majority-owned subsidiaries.
(c)“Disability” means you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
(d)“Good Reason” means that the Participant resigns from employment with the Company Entity after complying with the Good Reason Process because, without the Participant’s prior written consent, the Company Entity: (i) reduces the Participant’s base salary in any material respect, except for across-the-board salary reductions not to exceed 10% based on the Company Entity’s financial performance similarly affecting all or substantially all senior management employees of the Company Entity; (ii) fails to pay any material incentive compensation to which the Participant is actually entitled under a written agreement with the Company Entity; or (iii) relocates the Participant’s principal place of work to a location more than 25 miles from the Participant’s principal place of employment, without the Participant’s prior written approval.
(e)“Good Reason Process” means that (i) the Participant reasonably determines in good faith that a Good Reason condition has occurred; (ii) the Participant notifies the Company in writing of the occurrence of the Good Reason condition within 90 days of the first occurrence of such condition; (iii) the Participant cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Participant terminates the Participant’s employment within 60 days after the end of the cure period contemplated by clause (iii) above. If the Company cures the Good Reason condition during such cure period, Good Reason shall be deemed not to have occurred.
(f)“Qualifying Termination” means a termination of the Participant’s employment with the Company or an Affiliate (i) by the Company or an Affiliate without Cause, (ii) by Participant for Good Reason, or (iii) due to the Participant’s death or Disability.
2.Award.  In consideration of the Participant’s past or continued employment with the Company or its Affiliates and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Date of Grant set forth in the Grant Notice (the “Date of Grant”), the Company hereby grants to the Participant the target number of PSUs set forth in the Grant Notice on the terms and conditions set forth in the Grant Notice, this Agreement, and the Plan (the “Target PSUs”), which is incorporated herein by reference as a part of this Agreement. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. To the extent vested, each PSU represents the right to receive one share of Stock or an amount of cash equal to the Fair Market Value of one share of Stock, subject to the terms and conditions set forth in the Grant Notice, this Agreement and the Plan; provided, however, that, depending on the level of performance determined to be attained with respect to the Performance Goal, the number of shares of Stock or cash that may be earned hereunder in respect of this Award may range from 0% to 200% of the Target PSUs. Unless and until the PSUs have become vested in the manner set forth in the Grant Notice, the Participant will have no right to receive any Stock, cash or other payments in respect of the PSUs. Prior to settlement of this Award, the PSUs and this Award represent an unsecured obligation of the Company, payable only from the general assets of the Company.
3.Vesting of PSUs.
(a)Except as otherwise set forth in Section 4, the PSUs shall vest in accordance with the vesting schedule set forth in the Grant Notice. Unless and until the PSUs have vested in accordance with such vesting schedule, the Participant will have no right to receive any dividends or other distribution with respect to the PSUs. Upon a termination of the Participant’s employment with the Company or an Affiliate prior to the vesting of all of the PSUs (but after giving effect to any accelerated vesting pursuant to the provisions below), any unearned PSUs (and all rights arising from such PSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.
4.Effect of Termination of Employment.
(a)Except as otherwise set forth in this Section 4, if the Participant has not satisfied the Service Requirement, then upon the termination of the Participant’s employment with the Company or an Affiliate for any reason, any unearned PSUs (and all rights arising from such PSUs and from being a holder thereof), unless otherwise determined by the Committee, will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.
(b)Notwithstanding anything in the Grant Notice, this Agreement, or the Plan to the contrary, the Target PSUs shall immediately become fully vested upon the occurrence of a termination of the Participant’s employment with the Company or an Affiliate upon a Qualifying Termination.
(c)Notwithstanding anything in the Grant Notice, this Agreement, or the Plan to the contrary, upon the consummation of a Change in Control, the Performance Period shall be deemed to have ended (the “CIC Performance Period”) and the PSUs shall immediately become fully vested at the greater of either (a) the Target PSUs or (b) the amount of PSUs that would have vested based on the actual performance of the Company during the CIC Performance Period.
(d)Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 4 and any employment agreement entered into by and between Participant and the Company or its Affiliates, the terms of the employment agreement shall control.
5.Dividend Equivalents. In the event that the Company declares and pays a dividend in respect of its outstanding shares of Stock and, on the record date for such dividend, the Participant holds PSUs granted pursuant to this Agreement that have not been settled, the Company shall record the amount of such dividend in a bookkeeping account and pay to the Participant an amount in cash equal to the cash dividends the Participant would have received if the Participant was the holder of record, as of such record date, of a number of shares of Stock equal to the number of Earned PSUs that have not been settled as of such record date (the “Dividend Equivalents”), with such payment to be made on the same date that the corresponding PSUs are settled and paid in accordance with Section 6. The Dividend Equivalents shall not accrue interest.
6.Settlement of PSUs.
(a)As soon as administratively practicable following (a) the Company’s certification of the level of attainment of the Performance Goal and (b) the date that the Participant satisfies the Service Requirement with respect to any Earned PSUs, but in no event later than 74 days after such vesting date, the Company shall either (i) deliver to the Participant a number of shares of Stock equal to the number of Earned PSUs subject to this Award or (ii) settle the vested PSUs in cash in an amount equal to the product of (y) the number of vested PSUs and (z) the Fair Market Value of the Stock on the vesting date, net of any applicable withholding amounts; provided, however, that any fractional PSU that becomes earned hereunder shall be rounded down at the time shares of Stock are issued in settlement of such PSU. All shares of Stock issued hereunder shall be delivered either by delivering one or more certificates for such shares to the Participant or by entering such shares in book-entry form, as determined by the Committee in its sole discretion. If the Company settles the PSUs in cash, all of the PSUs subject to this Award shall be canceled and terminated. The value of shares of Stock shall not bear any interest owing to the passage of time. Neither this Section 6 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind.
(b)If the Participant is subject to any Company “blackout” policy or other trading restriction imposed by the Company on the date a distribution would otherwise be made pursuant to Section 6(a), such distribution shall be instead made on the earlier of (i) the date that the Participant is not subject to any such policy or restriction and (ii) the date that is one day prior to the date that is two and one-half months following the end of the calendar year in which the vesting date occurred
7.Tax Withholding.
(a)Any income taxes, Federal Insurance Contributions Act, state disability insurance, or other similar payroll and withholding taxes (“Withholding Obligation”) arising with respect to the PSUs are your sole responsibility and shall be settled pursuant to Section 7(b) or 7(c), below.
(b)By accepting this Agreement, you hereby elect, effective on the Date of Grant, to sell shares of Stock held by you in an amount and at such time as is determined in accordance with this Section 7(b), and to allow the Agent, as defined below, to remit the cash proceeds of such sales to the Company or its Affiliate that employs you as more specifically set forth below (a “Sell to Cover”) to permit you to satisfy the Withholding Obligation to the extent the Withholding Obligation is not otherwise satisfied pursuant to the provisions of Section 7(c) below, and you further acknowledge and agree to the following provisions:
(i)You hereby irrevocably appoint the Company’s designated broker, E-Trade Financial Corporation, or such other broker as the Company may select, as your agent (the “Agent”), and you authorize and direct the Agent to:
(1)Sell on the open market at the then prevailing market price(s), on your behalf, as soon as practicable on or after the settlement of the vested PSUs, the number (rounded up to the next whole number) of shares of Stock sufficient to generate proceeds to cover (A) the satisfaction of the Withholding Obligation (based on the maximum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such taxable income) that is not otherwise satisfied pursuant to Section 7(c) and (B) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto;
(2)Remit directly to the Company or its Affiliate that employs you the proceeds necessary to satisfy the Withholding Obligation;
(3)Retain the amount required to cover all applicable fees and commissions due to, or required to be collected by, the Agent, relating directly to the sale; and
(4)Deposit any remaining funds in your account.
(ii)You acknowledge that your election to Sell to Cover and the corresponding authorization and instruction to the Agent set forth in Section 7(b) is intended to comply with the requirements of Rule 10b5-1(c)(1) under the Exchange Act, and to be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act (your election to Sell to Cover and the provisions of Section 7(b), collectively, the “10b5-1 Plan”). You acknowledge that by accepting this Award, you are adopting the 10b5-1 Plan to permit you to satisfy the Withholding Obligation. You hereby authorize the Company and the Agent to cooperate and communicate with one another (and with your employer) to determine the number of shares of Stock that must be sold pursuant to Section 7(b) to satisfy the Withholding Obligation.

(iii)You acknowledge that the Agent is under no obligation to arrange for the sale of Stock at any particular price under this 10b5-1 Plan and that the Agent may effect sales as provided in this 10b5-1 Plan in one or more sales and that the average price for executions resulting from bunched orders may be assigned to your account. In addition, you acknowledge that it may not be possible to sell shares of Stock as provided for in this 10b5-1 Plan, and in the event of the Agent’s inability to sell shares of Stock, you will continue to be responsible for the Withholding Obligation.
(iv)You hereby agree to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this 10b5-1 Plan. The Agent is a third-party beneficiary of Section 7(b) and the terms of this 10b5-1 Plan.
(v)Your election to Sell to Cover and to enter into this 10b5-1 Plan is irrevocable. This 10b5-1 Plan shall terminate not later than the date on which the Withholding Obligation arising from the vesting and settlement of the PSUs is satisfied.
(c)Notwithstanding the foregoing, in the event the Company determines that its Withholding Obligation has not been satisfied pursuant to Section 7(b), you authorize the Company, at its discretion, to satisfy the Withholding Obligation through your surrendering shares of Stock to which you are otherwise entitled to as a result of the settlement of vested PSUs (based on maximum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such taxable income) or such other arrangements that are satisfactory to the Company for the satisfaction of obligations for the payment of withholding taxes and other tax obligations relating to this Award.
(d)Stock you receive upon settlement will be taxable to you in an amount equal to the closing price of the shares on the date of settlement (or, if such date is not a business day, the last day preceding such day).
(e)Notwithstanding the foregoing, in the event the Company decides to settle the PSUs in cash, the Company shall withhold from the cash to be paid to you the amount of cash necessary to satisfy the Company’s obligation to withhold taxes; provided, however, that the Committee, in its discretion (which discretion may not be delegated), may disallow satisfaction of the Company’s tax withholding obligations using the foregoing method, in which case the Company may require you to satisfy any current or future obligation to withhold federal, state or local income or other taxes that you incur as a result of the Award by such other method or methods specified by the Company. In the event the Company determines that the amount withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then you must pay to the Company, in cash, the amount of that deficiency immediately upon the Company’s request.
The Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting, or settlement of this Award or disposition of the underlying shares and that the Participant has been advised, and hereby is advised, to consult a tax advisor. The Participant represents that the Participant is in no manner relying on the Board, the Committee, the Company, or an Affiliate, or any of their respective managers, directors, officers, employees, or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders, and financial representatives) for tax advice or an assessment of such tax consequences.
8.Employment Relationship. For purposes of this Agreement, the Participant shall be considered to be employed by the Company or an Affiliate as long as the Participant remains an employee of any of the Company, an Affiliate or a corporation or other entity (or a parent or subsidiary of such corporation or other entity) assuming or substituting a new award for this Award. Without limiting the scope of the preceding sentence, it is expressly provided that the Participant shall be considered to have terminated employment with the Company (a) when the Participant ceases to be an employee of any of the Company, an Affiliate, or a corporation or other entity (or a parent or subsidiary of such corporation or other entity) assuming or substituting a new award for this Award or (b) at the time of the termination of the “Affiliate” status under the Plan of the corporation or other entity that employs the Participant.
9.Leave of Absence. With respect to the Award, the Company may, in its sole discretion, determine that if the Participant is on a leave of absence for any reason, the Participant will be considered to still be in the employ of, or providing services for, the Company, provided that rights to the PSUs during a leave of absence will be limited to the extent to which those rights were earned or vested when the leave of absence began.
10.Non-Transferability.  During the lifetime of the Participant, the PSUs may not be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares of Stock underlying the PSUs have been issued and all restrictions applicable to such shares have lapsed. Neither the PSUs nor any interest or right therein shall be liable for the debts, contracts, or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
11.Compliance with Applicable Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of shares of Stock hereunder will be subject to compliance with all applicable requirements of applicable law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No shares of Stock will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, shares of Stock will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the shares to be issued or (b) in the opinion of legal counsel to the Company, the shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any shares of Stock hereunder will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance of Stock hereunder, the Company may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.
12.Legends. If a stock certificate is issued with respect to shares of Stock issued hereunder, such certificate shall bear such legend or legends as the Committee deems appropriate in order to reflect the restrictions set forth in this Agreement and to ensure compliance with the terms and provisions of this Agreement, the rules, regulations and other requirements of the SEC, any applicable laws or the requirements of any stock exchange on which the Stock is then listed. If the shares of Stock issued hereunder are held in book-entry form, then such entry will reflect that the shares are subject to the restrictions set forth in this Agreement.

13.Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to any shares of Stock that may become deliverable hereunder unless and until the Participant has become the holder of record of such shares of Stock, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares of Stock, except as otherwise specifically provided for in the Plan or this Agreement.
14.No Right to Continued Employment or Awards. Nothing in the adoption of the Plan, nor the award of the PSUs thereunder pursuant to the Grant Notice and this Agreement, shall confer upon the Participant the right to continued employment by the Company or any Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity to terminate such employment at any time. The grant of the PSUs is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Any future Awards will be granted at the sole discretion of the Company.
15.Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to the Company, unless otherwise designated by the Company in a written notice to the Participant (or other holder):
Vitesse Energy, Inc.
Attn: Legal Officer
        9200 E Mineral Avenue, Suite 200
        Centennial, CO 80112
Telephone: 720-361-2500
Email: legal@vitesse-vts.com

        If to the Participant, at the Participant’s last known address on file with the Company.
Any notice that is delivered personally or by overnight courier or telecopier in the manner provided herein shall be deemed to have been duly given to the Participant when it is mailed by the Company or, if such notice is not mailed to the Participant, upon receipt by the Participant. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.
16.Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which the Participant has access. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

17.Agreement to Furnish Information. The Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.
18.Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties, and agreements between the parties with respect to the PSUs granted hereby; provided¸ however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting or severance agreement between the Company (or an Affiliate or other entity) and the Participant in effect as of the date a determination is to be made under this Agreement. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of the Participant shall be effective only if it is in writing and signed by both the Participant and an authorized officer of the Company.
19.Severability and Waiver. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.
20.Clawback. Notwithstanding any provision in the Grant Notice, this Agreement or the Plan to the contrary, to the extent required by (a) applicable law, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any SEC rule or any applicable securities exchange listing standards or (b) any policy that may be adopted or amended by the Board from time to time, all shares of Stock issued hereunder shall be subject to forfeiture, repurchase, recoupment or cancellation to the extent necessary to comply with such law(s) or policy.
21.Insider Trading Policy. The terms of the Company’s insider trading policy, if any, with respect to shares of Stock are incorporated herein by reference.
22.Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN, EXCLUSIVE OF THE CONFLICT OF LAWS PROVISIONS OF DELAWARE LAW. With respect to any claim or dispute related to or arising under this Agreement, Participant hereby consents to the exclusive jurisdiction, forum, and venue of the state and federal courts (as applicable) located in New Castle County, Delaware. The parties hereto waive, to the fullest extent permitted by law, any defenses to venue and jurisdiction in New Castle County, Delaware.
23.Successors and Assigns. The Company may assign any of its rights under this Agreement without the Participant’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators, and the person(s) (including any individual person as well as natural and legal entities) to whom the PSUs may be transferred by will or the laws of descent or distribution.
24.Headings; References; Interpretation. Headings are for convenience only and are not deemed to be part of this Agreement. The words “hereof,” “herein,” “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Sections shall, unless the context requires a different construction, be deemed to be references to the Sections of this Agreement. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” All references to “including” shall be construed as meaning “including without limitation.” Unless the context requires otherwise, all references herein to a law, agreement, instrument, or other document shall be deemed to refer to such law, agreement, instrument, or other document as amended, supplemented, modified, and restated from time to time to the extent permitted by the provisions thereof. All references to “dollars” or “$” in this Agreement refer to United States dollars. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.
25.Counterparts.  The Grant Notice may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of the Grant Notice by facsimile or portable document format (.pdf) attachment to electronic mail shall be effective as delivery of a manually executed counterpart of the Grant Notice.
26.Section 409A. This Agreement is intended to comply with the Nonqualified Deferred Compensation Rules or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under the Nonqualified Deferred Compensation Rules. To the extent that the Committee determines that the PSUs may not be exempt from the Nonqualified Deferred Compensation Rules, then, if the Participant is deemed to be a “specified employee” within the meaning of the Nonqualified Deferred Compensation Rules, as determined by the Committee, at a time when the Participant becomes eligible for settlement of the PSUs upon his “separation from service” within the meaning of the Nonqualified Deferred Compensation Rules, then to the extent necessary to prevent any accelerated or additional tax under the Nonqualified Deferred Compensation Rules, such settlement will be delayed until the earlier of: (a) the date that is six months following the Participant’s separation from service and (b) the Participant’s death. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with the Nonqualified Deferred Compensation Rules, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules.

EXHIBIT B
PERFORMANCE GOAL FOR PERFORMANCE SHARE UNITS

Overview	You shall be eligible to earn a number of PSUs between 0% - 200% of the Target PSUs based on the Company’s relative TSR (defined below) rank among a group of Peer Companies (described below) over the Performance Period (set forth below). Except as set forth below under “Special Vesting Events,” you must remain in the continuous employment of the Company or its Affiliates from the Date of Grant through the last day of the Performance Period in order to earn any PSUs hereunder.
Performance Period	January 1, 2024 – December 31, 2026
Calculation of Earned Units
At the end of the Performance Period, the Peer Companies and the Company shall be ranked together based on their TSR for the Performance Period with the highest TSR being number 1 and the lowest TSR being the number of Peer Companies. Based on the Company’s relative TSR rank among the Peer Companies for the Performance Period, you will be entitled to a number of earned PSUs (each an “Earned Unit”) determined by the Company’s rank as follows:

•    If the Company is ranked at or above the 90th percentile of the Peer Companies, including the Company, 200% of the Target PSUs;

•    If the Company is ranked at the 70th percentile of the Peer Companies, including the Company, 150% of the Target PSUs;

•    If the Company is ranked at the 50th percentile or median of the Peer Companies, including the Company, 100% of the Target PSUs;

•    If the Company is ranked at the 25th percentile of the Peer Companies, including the Company, 50% of the Target PSUs; and

•    If the Company is ranked below the 25th percentile of the Peer Companies, including the Company, you will not be entitled to any Earned Units.

If the Company is ranked between any of these payout levels, the percentage multiple of the Target PSUs will be interpolated based on the actual percentile ranking of the Company (rounded to the nearest whole percentile) in relation to the payout levels. Notwithstanding the foregoing, in the event the Company’s TSR for the Performance Period is negative, then the number of Earned Units shall be capped at 100% of the Target PSUs, irrespective of the fact that you may have otherwise been entitled to additional Earned Units based on the Company’s relative TSR rank during the Performance Period. Any fractional Earned Units will be rounded down to the next whole number.

Total Stockholder Return
“Total Stockholder Return” or “TSR” for the Company and each of the Peer Companies for the Performance Period is calculated pursuant to the formula (x+y)/z, where (x) is the difference between (i) the volume weighted average closing common stock prices for the month of December 2026 minus (ii) the average volume weighted closing common stock prices for the month of January 2024, (y) represents all dividends paid in respect of the common stock during the Performance Period, and (z) is the average volume weighted closing common stock prices for the month of January 2024.

Calculation of TSR shall be adjusted to take into account any stock splits, stock dividends, reorganizations, or similar events that may affect the common stock prices of the Company or any of the Peer Companies.

Peer Companies
The Peer Companies used for purposes of calculating TSR shall be the following companies:

1.Northern Oil and Gas, Inc.
2.Black Stone Minerals, L.P.
3.Gulfport Energy Corporation
4.Vital Energy, Inc.
5.Kimbell Royalty Partners, LP
6.Granite Ridge Resources, Inc.
7.SilverBow Resources, Inc.
8.Riley Exploration Permian, Inc.
9.Berry Corporation
10.W&T Offshore, Inc.
11.VAALCO Energy, Inc.
12.Ring Energy, Inc.
13.Amplify Energy Corp.
14.Evolution Petroleum Corporation
15.PHX Minerals Inc.

In the event that any of the Peer Companies ceases to be publicly traded during the Performance Period, it shall be dropped from the list of Peer Companies and shall be excluded completely when determining the Company’s relative TSR for the Performance Period; provided that in the event that any of the Peer Companies ceases to be publicly traded due to being acquired by or merged with another entity, such Peer Company’s TSR shall be locked in at its closing price on the day prior to the announcement of such acquisition or merger. In the event that any of the Peer Companies files for bankruptcy pursuant to the U.S. Bankruptcy Code during the Performance Period, such Peer Company shall be given a TSR of -100% when determining the Company’s relative TSR for the Performance Period.